ASSET PURCHASE AGREEMENT


                                  by and among


  ZANY BRAINY, INC., CHILDREN'S PRODUCTS, INC., CHILDREN'S DEVELOPMENT INC.,
            NOODLE KIDOODLE, INC., CHILDREN'S DISTRIBUTION, LLC, and
                             ZANY BRAINY DIRECT LLC


                              THE RIGHT START, INC.


                                       and


                                ZB COMPANY, INC.

                                 August 31, 2001

                            ASSET PURCHASE AGREEMENT



     This Asset Purchase Agreement, dated as of August 31, 2001, is entered into by and among Zany Brainy, Inc., a Pennsylvania corporation ("ZBI"), Children's Products, Inc., a Delaware corporation ("CPI"), Children's Development Inc., a Delaware corporation ("CDI"), Noodle Kidoodle, Inc., a Delaware corporation ("NKI"), Children's Distribution, LLC, a New Jersey limited liability company ("CDLLC"), and Zany Brainy Direct LLC, a Delaware limited liability company ("ZBD")(ZBI, CPI, CDI, NKI, CDLLC and ZBD hereinafter, collectively, the "Transferor"), The Right Start, Inc., a California corporation ("Right Start"), and ZB Company, Inc., a Delaware corporation (the "Transferee").

                              W I T N E S S E T H:

     WHEREAS, Transferee is a newly-formed Delaware corporation wholly-owned by Right Start;

     WHEREAS, Transferor is primarily engaged in the sourcing and distribution of children's toys, games, books and multimedia products principally through the sale to retail customers in Transferor's retail stores (the "Business");

     WHEREAS, on May 15, 2001 (the "Petition Date"), each of the constituent entities of the Transferor filed a voluntary petition (collectively, the "Petition") for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. ss.ss. 101, et seq. (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), bearing Case No. 01-1749 (SLR)(the "Bankruptcy Case"), which Bankruptcy Case is currently pending; and

     WHEREAS, upon the terms and subject to the conditions set forth herein, the Transferor desires to sell, transfer, convey, assign and deliver to the Transferee, and the Transferee desires to acquire from the Transferor, certain assets of the Transferor, in accordance with the terms and subject to the conditions of this Agreement;

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

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                                    ARTICLE I

                                   DEFINITIONS


     Section 1.1. Definitions. The following terms, as used in this Agreement, shall have the following meanings:

     "363/365 Transaction Approval Order" shall mean the order, a copy of which is attached as Exhibit "K" hereto, entered by the Bankruptcy Court on August 16, 2001, among other things, approving the acquisition by the Transferee of the Transferred Assets on the terms and conditions set forth in this Agreement and the Transaction Documents, approving the assumption by the Transferor and assignment by it to the Transferee of all Assigned Contracts which are Executory Contracts and/or Acquired Leases that are required to be assigned to Transferee pursuant to the terms and conditions of this Agreement.

     "Accounts Receivable" shall mean the Transferor's accounts receivable, calculated in accordance with GAAP.

     "Accrual  Categories"  shall mean those  categories  of Accruals  listed in
Schedule 1.1 attached hereto and made a part hereof.

     "Accruals" shall mean: (i) the Liabilities incurred through the Closing Date for all outstanding gift certificates, (ii) other Liabilities incurred through the Closing Date which arose or were incurred after the Petition Date which are expected to be settled for cash, (iii) those other accrued expenses of the Transferor through the Closing Date that are in the Accrual Categories, and
(iv) to the extent allowed, all post-Petition Date professional fees and other case administrative costs and expenses (as set forth in Section 507(a)(1) of the Bankruptcy Code) incurred through the Closing Date in excess of Professional Retainers.

     "Acquired Leases" shall mean those real property leases, executory leases and other leases which Transferee has elected to have Transferor assume and assign to Transferee pursuant to Section 2.3 hereof and which are listed in Exhibit "A" hereto.

     "Acquired Premises" shall mean all assets, including but not limited to the
furniture,  fixtures  and  Equipment  and  Other  Personalty,   located  at  the
Transferor's Facilities.

     "Action" shall mean any claim, dispute, demand, cause of action or action asserted in any arbitration, litigation, mediation, suit, investigation or other proceeding and any appeal therefrom.

     "Additional Post-Closing Payments" shall have the meaning ascribed to such term in Section 2.10 hereof.

     "Affiliate" shall mean, with respect to any Person, any Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. As used in this definition, the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to (a) vote twenty percent (20%) or more of the outstanding voting securities of such Person, or (b) otherwise direct the management policies of such Person by contract or otherwise.

     "Agreement" shall mean this Asset Purchase Agreement, including all of the Schedules and Exhibits attached hereto.

     "Approval" shall mean any approval, authorization, consent, license, franchise, order or permit of or by, notice to, or filing or registration with, a Person.

     "Approved Excess Expenditures" shall mean any Excess Expenditures that have been approved in advance in writing by Representatives of Transferee.

     "Assets" shall mean both the Transferred Assets and the Excluded Assets.

     "Assigned Contracts" shall mean all assignable Contracts and Leases which Transferee has or will elect to have assumed by the Transferor and assigned to the Transferee pursuant to Section 2.3 hereof, as set forth in Exhibit "A" hereto, including the Acquired Leases listed therein and those other Contracts entered into after the Petition Date which are also listed on Exhibit "A" hereto.

     "Assignment Agreements" shall mean the instruments of assignment and assumption of the Assumed Liabilities by the Transferee, substantially in the form attached hereto as Exhibit "B."

     "Assumed  Liabilities"  shall  have the  meaning  ascribed  to such term in
Section 2.3 hereof.

     "Bankruptcy Case" shall have the meaning ascribed to such term in the recitals to this Agreement.

     "Bankruptcy Code" shall have the meaning ascribed to such term in the recitals to this Agreement.

     "Bankruptcy Court" shall have the meaning ascribed to such term in the recitals to this Agreement.

     "Books and Records" shall have the meaning ascribed to such term in Section 2.1(h) hereof.

     "Budget" shall mean the budget or budget(s), which will be submitted on or before 30 days after the Closing Date, as supplemented from time to time thereafter, by counsel for the Transferor and the Creditors Committee and approved by the Transferor for all Post-Closing Date Case Costs. The Budget shall not exceed $1,000,000 (inclusive of the Evergreen Amount) unless any increase above such amount has been approved in writing by the Transferee.

     "Business" shall have the meaning ascribed to such term in the recitals to this Agreement.

     "Business Day" shall mean a day that is not a Saturday, a Sunday or a day on which banks in the State of California are required or authorized to close for regular banking business.

     "California Court" shall have the meaning ascribed to such term in Section 15.6(c) hereof.

     "Cap  Ex   Expenditures"   shall  mean  all   post-Petition   Date  capital
expenditures paid or incurred by the Transferor prior to the Closing Date up to but not in excess of $486,251, plus Approved Excess Expenditures.

     "Cash" shall have the meaning ascribed to such term in Section 2.1(a) hereof.

     "Closing" shall mean the consummation of the transactions contemplated by this Agreement.

     "Closing Date" shall mean a Business Day within three Business Days after the 363/365 Transaction Approval Order becomes a Final Order, but in no event later than September 5, 2001 unless otherwise agreed to by the parties.

     "Closing Liabilities Assumption" shall have the meaning ascribed to such term in Section 2.7(b) hereof.

     "Closing Proceeds" shall have the meaning ascribed to such term in Section 2.7(a) hereof.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Contract" shall mean each instrument, contract, license and other agreement, including unexpired leases of personal property, relating to the Business to which the Transferor is a party or which affects any of the Transferred Assets.

     "Creditors Committee" shall mean the Official Committee of Unsecured Creditors.

     "Cure Costs" shall mean all payments required to be made by the Transferee in order to satisfy the requirements of Section 365(b) of the Bankruptcy Code with respect to the Assigned Contracts.

     "Deposits" shall have the meaning ascribed to such term in Section 2.1(m) hereof.

     "Designated Account" shall mean an account identified in writing by the Transferor to the Transferee at least two (2) Business Days prior to the Closing Date.

     "DIP Facility" shall mean the Transferor's debtor in possession credit facility with WFRF.

     "DIP Facility Payoff Amount" shall have the meaning ascribed to such term in Section 2.7(a)(i).

     "Effective Date" shall mean the effective date of the Plan.

     "Effective Time" shall mean 12:01 a.m. on the Closing Date.

     "Employee Obligations" shall mean the Transferor's obligations with respect to the Employment Agreements and the Retention Plan.

     "Employee  Plans"  shall have the meaning  ascribed to such term in Section
12.10 hereof.

     "Employment Agreements" shall mean (i) the existing written employment agreements of Management and (ii) the Conditional Employment Agreements for Management attached hereto as Exhibit "C."

     "Employment Notice" shall have the meaning ascribed to such term in Section 2.7(a)(iv) hereof.

     "Equipment" shall mean each item of machinery, equipment and fixture owned by the Transferor.

     "Escrow Agent" shall mean BNY Western Trust Company.

     "Escrowed  Deposit" shall have the meaning ascribed to such term in Section
2.6 hereof.

     "Escrowed Funds" shall mean the Escrowed Deposit and all accrued and unpaid interest thereon.

     "Evergreen Amount" shall have the meaning ascribed to such term in Section 2.7(a)(iii) hereof.

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

     "Excess Claims" shall mean the amount, if any, by which the allowed rejection claims, subject to Section 502(b)(6) of the Bankruptcy Code, with respect to the Rejected Leases exceeds $2.5 million.

     "Excess Claims  Adjustment" shall have the meaning ascribed to such term in
Section 2.10(b) hereof.

     "Excess   Expenditures"   shall  mean  the  amount  by  which  all  Cap  Ex
Expenditures exceed $486,251.

     "Excluded Assets" shall mean all of the assets of the Transferor that do not constitute Transferred Assets.

     "Excluded  Liabilities"  shall have the  meaning  ascribed  to such term in
Section 2.4 hereof.

     "Executory Contracts" shall mean all Contracts, including equipment leases and real estate leases for the Retail Stores, the headquarters office and the distribution center(s), to which the Transferor is a party relating to the Business, the Transferred Assets or the Acquired Leases entered into prior to the Petition Date that constitute "executory contracts" as such term is used in
Section 365 of the Bankruptcy Code.

     "Final Order" shall mean an order, judgment or other decree, the operation or effect of which has not been reversed, stayed, modified or amended, and which is no longer subject to appeal, certiorari proceeding, or other proceeding for review or rehearing and as to which no appeal, certiorari proceeding or other proceeding for review or rehearing shall then be pending.

     "GAAP" shall mean generally accepted accounting principles in the United States.

     "Governmental Authority" shall mean any foreign, federal, state, local or other governmental, administrative or regulatory authority, body, agency, court, tribunal or similar entity including any arbitrator or arbitration panel.

     "Ingram 546(g)* Agreement" shall mean, in the form approved by an order entered by the Bankruptcy Court, that certain letter agreement, dated July 11, 2001, pursuant to which Ingram Book Company has agreed to sell merchandise on credit to and accept returns of merchandise from Transferor.

     "Intangible Assets" shall mean all intangible property owned or used by the Transferor relating to the Business or the Transferred Assets, including, without limitation, the Intellectual Property, all warranties and similar guarantees of quality or performance given by third parties in respect of goods delivered or services performed, goodwill, Approvals, confidential or proprietary information, covenants not to compete, all designs and works of art used on labels and other packaging of the Inventory, all advertising campaign materials, all clinical studies, if any, performed with respect to any of the Transferred Assets and any other Assets, identifiable or unidentifiable, normally considered an "intangible asset" under GAAP.

     "Intellectual Property" shall mean, all trademarks, tradenames, copyrights, Internet web-sites, patents, domain names, software licenses and other similar forms of intellectual property.

     "Inventory" shall mean all inventories owned by the Transferor relating to the Business. For the purposes hereof, inventories shall include, without limitation, all packaging, finished goods, raw materials, supplies, work in process, spare parts and other miscellaneous items of tangible property normally considered a part of "inventory" owned by the Transferor under GAAP, items of inventory in transit to Transferor and items of inventory located somewhere other than Transferor's Facilities.

     "IRS" shall mean the Internal Revenue Service.

     "Law" shall mean any law, statute, rule, regulation, ordinance, standard, requirement, administrative ruling, order or process promulgated by any
Governmental Authority as in effect from time to time (including, without limitation, any zoning or land use law or ordinance, building code, environmental law, securities, blue sky, civil rights or occupational health and safety law or regulation and any court, administrative agency or arbitrator's order or process).

     "Lease" shall mean any agreement or lease with respect to the Transferor's use or occupancy of Transferor's Facilities.

     "Liability" shall mean any debt, liability, commitment and guaranty, warranty or obligation of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, accrued, fixed, absolute, potential, contingent or otherwise, and whether due or to become due.

     "Lien" shall mean any lien, statutory lien, pledge, mortgage, security interest, charge, easement, right of way, covenant, claim, restriction, right, option, conditional sale or other title retention agreement, or encumbrance of any kind or nature.

     "Management" shall mean Thomas G. Vellios, Robert A. Helpert, Daniel J. Kaufman, Michael A. Levin and Eugene F. Rosadino, Jr.

     "Master Sublease Agreement" shall mean the Master Sublease Agreements of even date herewith between Transferee and ZBI, and between Transferee and NKI, in the forms attached hereto as Exhibit "H".

     "Material Adverse Effect" shall mean any one or more facts, events or conditions which singularly or in the aggregate has or would reasonably be deemed to give rise to an adverse effect of $2,750,000 or more on the financial condition, operating results, business or prospects of the Transferor.

     "Operating Agreement" shall mean the Operating Agreement of even date herewith between Transferor and Transferee in the form attached hereto as Exhibit "I".

     "Other Personalty" shall mean all personal property (including parts, furniture, fixtures and furnishings), other than Equipment, Intangible Assets and Inventory, wherever located, owned, held or leased by the Transferor and which has been or is now used by the Transferor in connection with the Business or the Transferred Assets.

     "Person" shall mean any individual, general or limited partnership, corporation, limited liability company, association, business trust, joint venture, Governmental Authority, business entity or other entity of any kind or nature.

     "Petition Date" shall have the meaning ascribed to such term in the recitals to this Agreement.

     "Plan" shall mean a liquidating plan of reorganization.

     "PNC Obligation" shall mean the secured claim of PNC Leasing Corp. in respect of the lease dated June 26, 1998 with Children's Concept Inc. d/b/a Zany Brainy, in an amount acceptable to the Transferee or as determined by the Bankruptcy Court.

     "Post-Closing Date Case Costs" shall mean all post-Closing Date and pre-Effective Date allowed professional fees, to the extent in excess of Professional Retainers available for the payment of such fees, and other case administrative costs and expenses (as set forth in Section 507(a)(1) of the Bankruptcy Code).

     "Post-Closing  Payments"  shall have the  meaning  ascribed to such term in
Section 2.8 hereof.

     "Professional Retainers" shall mean retainers paid to professionals prior to the Petition Date, existing as of the Closing Date, for case administrative costs and expenses as set forth in Section 507(a) of the Bankruptcy Code.

     "Purchase Price" shall mean the Closing Proceeds, the Closing Liabilities Assumption, the Post-Closing Payments and the Additional Post-Closing Payments.

     "Registration Statement" shall mean either Form S-3 or its successor, or, if at the time of the registration of the Right Start Shares as contemplated by
Section 7.6 herein Right Start does not then qualify for the use of Form S-3, Form S-1 or such other form appropriate for such registration under the rules of the Securities and Exchange Commission in effect at the time of filing thereof.

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

     "Rejected  Contracts"  shall  have the  meaning  ascribed  to such  term in
Section 2.3(a) hereof.

     "Rejected Leases" shall mean any Lease which is a Rejected Contract as such term is defined in Section 2.2(b) hereof.

     "Representative" shall mean, with respect to a Person, any employee, officer, director, stockholder, partner, accountant, attorney, investment banker, broker, finder, investor, subcontractor, consultant or other authorized agent or representative of such Person.

                  "Restricted Assets" shall have the meaning ascribed to such term in Section 3.3 hereof.

     "Retail Stores" shall mean the approximately 187 retail store locations utilized by the Transferor in the operation of the Business as of June 30, 2001.

     "Retention  Escrow Account" shall have the meaning ascribed to such term in
Section 8.1 hereof.

     "Retention Escrow Agent" shall mean Union Bank of California, N.A.

     "Retention Escrow Agreement" shall have the meaning ascribed to such term in Section 8.1 hereof.

     "Retention  Fund" shall have the  meaning  ascribed to such term in Section
8.1 hereof.

     "Retention Plan" shall mean the Transferor's Severance Pay and Retention Bonus Plan, as approved by the Bankruptcy Court, attached hereto as Exhibit "D."

     "Retention Plan Payment Date" shall mean January 2, 2002.

     "Right Start" shall have the meaning ascribed to such term in the preamble to this Agreement.

     "Right  Start  Shares"  shall  have the  meaning  ascribed  to such term in
Section 2.7(a)(vi) hereof.

     "Tax Return" shall mean any return, report, declaration, claim for refund, estimate, election, or information statement or return relating to any Tax, including any schedule or attachment thereto, and any amendment thereof.

     "Trade Payables" shall have the meaning ascribed to such term in Section 2.3(c) hereof.

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

     "Transaction Documents" shall mean, collectively, this Agreement, the Assignment Agreements, the Transferee Subleases and all agreements, instruments, certificates and other documents executed and delivered in connection herewith or therewith or contemplated hereby or thereby.

     "Transferee" shall have the meaning ascribed to such term in the preamble to this Agreement.

     "Transferee Allocated Costs" shall mean the amount of any professional fees and other case administrative costs and expenses (as set forth in Section 507(a)(1) of the Bankruptcy Code) and all other out-of-pocket costs and expenses that are incurred by Transferor in connection with (A) any executory Contract or Lease that is the subject of a Transferee Sublease that would not have been incurred if such executory Contract or Lease had been rejected or assumed and assigned by Transferor, as applicable, prior to or at the Closing, or (B) assisting Transferee to make the filings required by Section 6.9(d), or (C) assisting Transferee in its efforts to arrange financing for the transactions contemplated by this Agreement, or (D) seeking Bankruptcy Court approval for or otherwise assisting Transferee to arrange any "going-out-of-business" sales at any of Transferor's Facilities, or (E) any other matters as agreed by Transferor and Transferee. "Transferee Allocated Costs" shall be determined either (i) by the mutual agreement of Transferor and Transferee, or (ii) in the absence of such prior approval or agreement, by determination of the Bankruptcy Court.

     "Transferee  Recipients"  shall have the  meaning  ascribed to such term in
Section 7.1 hereof.

     "Transferee Subleases" shall mean all sublease agreements between Transferee and Transferor, effective as of the Effective Time, pursuant to which Transferor grants to the Transferee all of its rights to the use and/or occupancy of the real or personal property which are subject to the executory Contracts and Leases identified on Schedule 2.3(g) and Transferee agrees to reimburse Transferor during the term of the Transferee Subleases for all costs and expenses incurred by Transferor pursuant to the terms of such executory Contract or Lease or arising out of any claim or dispute related thereto.

     "Transferor" shall have the meaning ascribed to such term in the preamble to this Agreement.

     "Transferor  Recipients"  shall have the  meaning  ascribed to such term in
Section 6.3 hereof.

     "Transferor's Facilities" shall mean all real property owned or leased by Transferor.

     "Transfer" shall mean any sale, transfer, conveyance, assignment, delivery or other disposition, and "Transfer" or "Transferred," used as a verb, shall each have a correlative meaning.

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

     "Transferred  Assets"  shall  have the  meaning  ascribed  to such  term in
Section 2.1 hereof.

     "Transitional Services Agreement" shall have the meaning ascribed to such term in Section 12.9 hereof.

     "WFRF" shall mean Wells Fargo Retail Finance LLC.

     Section 1.2. Additional Definitions. In addition to the foregoing defined terms, (i) other capitalized terms appearing in this Agreement shall have the respective meanings ascribed to such terms where they first appear in the text of this Agreement and (ii) all accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

     Section 1.3. Headings. The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

     Section 1.4. References to Articles, Etc. All references herein to Articles, Sections, Exhibits and Schedules shall be to Articles and Sections of and Exhibits and Schedules to this Agreement.

     Section 1.5. References to "Herein," Etc. As used in this Agreement, the words "herein," "hereof," "hereby" and "hereunder" shall refer to this Agreement as a whole, and not to any particular section, provision or subdivision of this Agreement.

                                   ARTICLE II

                             TRANSFER OF THE ASSETS;
                        PURCHASE PRICE; PAYMENTS; ESCROW

     Section 2.1. Transfer of the Assets. Except for (i) the Excluded Assets set forth in Section 2.2 below or (ii) as set forth in the 363/365 Transaction Approval Order and subject to the terms and conditions of this Agreement, at and as of the Effective Time, the Transferor shall Transfer to the Transferee, and Transferee shall accept from the Transferor, free and clear of all Liens and encumbrances, all of the Transferor's right, title and interest in and to all assets owned, held or utilized by the Transferor; provided, however, said Transfer of assets shall be only to the extent (i) of Transferor's interest therein and (ii) said assets are transferable or assignable by Transferor ("Transferred Assets") as set forth below:

     (a) all cash and cash equivalents and all pre-paid inventory deposits ("Cash");

     (b) subject to Section 2.2 below, all of Transferor's Facilities, including

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

the Acquired Premises; provided, however, if any portion of Transferor's Facilities is encumbered by a capital or operating Lease, the Transferee may at its election acquire such Lease subject to its assumption pursuant to Section
2.3 below.

     (c) all Accounts Receivable;

     (d) all Equipment and Other Personalty, including but not limited to the items set forth on Schedule 2.1(d);

     (e) all Intangible Assets including but not limited to the items set forth on Schedule 2.1(e);

     (f) all Inventory;

     (g) all rights of the Transferor under all Assigned Contracts;

     (h) originals or copies of all books, financial and other records and information which has been reduced to written, recorded or encoded form relating to the Business or the Transferred Assets, including without limitation, customer lists and related sales histories, credit policies and credit information with respect to existing customers, distribution and sales lists, existing cost and pricing data, existing business plans, advertising and promotion plans and materials, product development plans, product advertisement and packaging designs, forecasts, market research reports, competitor information, reference catalogs and product efficacy research in each case in existence as of June 30, 2001, as such items may be updated, modified or augmented in the ordinary course of business (collectively, the "Books and Records");

     (i) without limiting the foregoing, and subject to all applicable third party rights of licensors and others, all computer hardware, computer software, computer software documentation, including source code, and systems documentation used in the Business in each case in existence as of June 30, 2001, as such items may be modified or augmented in the ordinary course of business;

     (j) without limiting the foregoing, all prepaid expenses and security deposits paid by the Transferor pursuant to the Assigned Contracts that are validly assigned to the Transferee unless offset;

     (k) all Actions, judgments, insurance proceeds and insurance claims in favor of or on behalf of the Transferor related to property damage that relates to the Business or the Transferred Assets;

     (l) any warranties of third parties on any Transferred Assets;

     (m) security, utility and all other deposits and other pre-paid costs relating to Transferred Assets and pre-paid rent relating to the Assigned Contracts (the "Deposits"); and

     (n) all rights of the Transferor under the Ingram 546(g)* Agreement.

     Section 2.2. Excluded Assets. Notwithstanding anything to the contrary contained herein, including Section 2.1 above, the Transferor shall retain all of its right, title and interest in and to, and shall not Transfer to the Transferee, solely the following Assets (collectively, the "Excluded Assets"):

     (a) all claims for relief under the avoidance power provisions under Sections 544 through 550 of the Bankruptcy Code;

     (b) all Rejected Contracts and all rights and all security deposits and, to the extent applicable, fixtures relating thereto;

     (c) Professional Retainers; and

     (d) First Union National Bank account no. 2000011048716.

     Section 2.3. Assumption of Liabilities. Subject to the terms and conditions of this Agreement, at and as of the Effective Time, the Transferee shall assume and agree to perform, discharge and satisfy when due only the following Liabilities or obligations:

     (a) Liabilities according to the terms of any Assigned Contract, which relate to periods after the Effective Time or which arise after the Effective Time and are to be paid, performed or satisfied after the Effective Time. Transferee will also assume any Liabilities for the payment of any Cure Costs due under the Assigned Contracts and Acquired Leases. Transferee, at its sole option, may elect not to assume any executory Contract or Lease as follows: (i) no later than the Effective Date, for any executory Contract or Lease which is subject to a Transferee Sublease or (ii) August 15, 2001 with respect to all other executory Contracts or Leases (collectively, the "Rejected Contracts").

     (b) Employee Obligations;

     (c) all Transferor's trade payables incurred through the Closing Date which arose or were incurred after the Petition Date (the "Trade Payables");

     (d) all Accruals;

     (e) Post-Closing Date Case Costs in accordance with Section 12.7 below;

     (f) Approved Excess Expenditures; provided that any portion of the Excess Expenditures which are not Approved Excess Expenditures shall not be assumed or paid by Transferee;

     (g) all Liabilities of the Transferor pursuant to the executory Contracts or Leases that are the subject of a Transferee Sublease incurred during the term of any Transferee Sublease, set forth on Schedule 2.3(g). The Transferee

Subleases shall be evidenced by one or more Master Sublease Agreement, with respect to the Leases, and by the Operating Agreement, with respect to the Executory Contracts. Pursuant to the directions of Transferee, Transferor shall promptly file and prosecute, in accordance with the Bankruptcy Code, one or more motions seeking to assume and assign or reject each of the Executory Contracts and Leases that are the subject of a Transferee Sublease. The Transferee Subleases shall have the term set forth in the Master Sublease Agreement or the Operating Agreement, as the case may be;

     (h) all Liabilities of the Transferor under the Employee Plans in accordance with Section 12.10 of this Agreement;

     (i) all other pre-Closing Liabilities of the Transferor other than (i) pre-Petition general unsecured claims, and (ii) the $15,000 per month maximum payment obligation of Transferor pursuant to the terms of the Transitional Services Agreement; and

     (j) all Liabilities of Transferor under the Ingram 546(g)* Agreement.

     Notwithstanding anything to the contrary contained herein, except for the Assumed Liabilities, Transferee shall not assume any Liability of Transferor which relates to any period of time, arises or is due prior to the Effective Time. The Liabilities described in the foregoing clauses (a) through (j) are collectively defined herein as the "Assumed Liabilities".

     Section 2.4. Excluded Liabilities. Except for the Assumed Liabilities, the Transferee shall not assume, and shall have no liability or obligation whatsoever at any time for any or all Liabilities of the Transferor arising prior to or after the Effective Time from the operation of, or any act or omission occurring in respect of, the Business or the ownership of the Transferred Assets (collectively, the "Excluded Liabilities").

     Section 2.5. Purchase Price. The aggregate amount which the Transferee shall provide to the Transferor for the Transferred Assets shall be (i) the Closing Proceeds and (ii) the Closing Liabilities Assumption, as hereinafter defined, and (iii) the Post-Closing Payments, as hereinafter defined, and (iv) the Additional Post-Closing Payments, as hereinafter defined.

     SECTION 2.6. Escrow. Transferee has caused to be delivered to the Escrow Agent an amount equal to $4.0 million (the "Escrowed Deposit") for credit to Transferor against the cash payable to Transferor hereunder.

     Section 2.7. Payment of the Purchase Price. The Purchase Price shall be paid by the Transferee as follows:

     (a) At the Closing,  the  Transferee  shall  transfer the  following to the
Transferor:

     (i) cash in the amount necessary to pay all sums due and owing under the DIP Facility on the Closing Date in order to terminate the DIP Facility (the "DIP Facility Payoff Amount");

     (ii) [INTENTIONALLY OMITTED]

     (iii) $200,000 in cash (the "Evergreen Amount") which shall be credited against Post-Closing Date Costs payable by Transferee;

     (iv) To the Retention Escrow Account, an amount equal to the estimated maximum amount of retention payments which would be due to employees under the Retention Plan. Four (4) Business Days prior to the Closing Date, Transferee shall identify those employees then known to it that will not be offered comparable employment at Closing (the "Employment Notice"). Based on the Employment Notice, Transferor shall calculate and deliver to Transferee two (2) Business Days prior to the Closing the estimate of the Retention Fund amount;

     (v) $4,200,000 in cash;

     (vi) 1.1 million shares of Right Start common stock, no par value (the "Right Start Shares").

     Such consideration described above shall hereinafter be referred to as the "Closing Proceeds."

     (b) At the Closing, Transferee shall assume (the "Closing Liabilities Assumption") Transferor's obligations with respect to the Assumed Liabilities (including the payment of the Cure Costs). In connection therewith, the Transferee shall satisfy the Transferor's obligations regarding the Employee Obligations, the Trade Payables, and the Accruals in the ordinary course as such obligations become due. With respect to the Cure Costs, the Transferee shall pay such amounts as are agreed to by it and the affected creditor or as determined by the Bankruptcy Court.

     (c) After the Closing, the Transferee shall (A) pay the Post-Closing Payments to the Transferor as set forth in Section 2.8 below, and (B) pay the Additional Post-Closing Payments to the Transferor as set forth in Section 2.10 below, and (C) pay to Transferor amounts incurred after the Closing Date under those Leases or executory Contracts that were the subject of a Transferee Sublease on or before the time they are incurred and (D) pay to Transferor the Transferee Allocated Costs on or before the time they are incurred by or payable by Transferor in accordance with the provisions of Section 7.5 hereunder.

     SECTION 2.8. Payment of the Post-Closing Payments. Transferee shall pay to Transferor $2.5 million on or before December 15, 2001, $2.5 million on or before February 15, 2002 and $2.5 million on or before April 15, 2002 (collectively, the "Post-Closing Payments").

     Section 2.9. [Intentionally OMITTED]

     Section 2.10. Additional Payments. The Transferee agrees that it shall pay to Transferor the following amounts (collectively, the "Additional Post-Closing Payments"):

     (a) The amount of Post-Closing Date Case Costs up to One Million Dollars ($1,000,000) PLUS the amount of any Transferee Allocated Costs incurred on or after the Closing Date (inclusive of the Evergreen Amount); provided that all professional fees shall be required to be approved by the Bankruptcy Court and Transferee shall be entitled to reasonable notice and an opportunity to be heard in connection therewith. In connection with the calculation of the Post-Closing Date Case Costs, the parties agree that Transferor shall submit a schedule of all Post-Closing Date Case Costs to the Transferee no later than May 1, 2002.

     (b) In the event there are Excess Claims, the additional amount required so that the percentage recovery by the holders of allowed unsecured claims under the Plan is not diminished as a result of the Excess Claims (the "Excess Claims Adjustment").

                                   ARTICLE III

                                   THE CLOSING

     Section 3.1. Time and Place of Closing. If all the conditions to Closing set forth in this Agreement have been satisfied or waived in writing prior to such date, the Closing shall take place at 10:00 a.m., Philadelphia time, no later than September 5, 2001, unless the parties otherwise agree in writing, at the offices of Morgan, Lewis & Bockius, LLP in Philadelphia, PA or at such other time or place as may be mutually agreed upon by the parties hereto. At the Effective Time, except as provided elsewhere herein, the following shall be deemed to occur: (i) Closing; (ii) the Transfer of the Transferred Assets; (iii) the assumption of the Assumed Liabilities; (iv) the effectiveness of the documents, agreements and certificates delivered in accordance with this Agreement; and (v) the consummation of the transactions contemplated hereby.

     Section 3.2. Payment of Purchase Price; Deliveries. At the Closing, the Transferee shall pay and deliver, or cause to be paid or delivered, the Closing Proceeds in accordance with Section 2.7 above, and the parties hereto shall deliver such documents as required by Article IX and Article X hereof.

     Section 3.3. Assignment of Assigned Contracts, Etc. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to Transfer any Assigned Contract or any claim or right, or any benefit arising thereunder or resulting therefrom (collectively, "Restricted Assets"), if, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, a Transfer thereof, without the Approval of the non-debtor party thereto, would excuse the non-debtor party thereto from accepting performance from the Transferee, constitute a breach thereof or in any way affect the rights of the Transferor or the Transferee, as the case may be, thereunder. Any Transfer to the Transferee of any Restricted Asset which shall, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, require the Approval of any non-debtor party for such Transfer as aforesaid shall be made subject to such Approval being obtained. The Transferor will advise the Transferee of any Restricted Assets that it becomes aware of prior to the Closing.

     SECTION 3.4. [intentionally omitted]

     SECTION 3.5. Sales, Use and Other Taxes. Notwithstanding Section 1146(c) of the Bankruptcy Code, to the extent that any governmental unit, any sales, use, purchase, transfer, fixed asset, stamp, documentary stamp, use or other taxes which may be payable by reason of the sale of the Transferred Assets under this Agreement for the transactions contemplated herein any and all claims, charges, interest or penalties assessed, imposed or asserted in relation to any such taxes, shall be the responsibility and obligation of and timely paid by Transferor.

     SECTION 3.6. Possession. Right to possession of the Transferred Assets and the Acquired Leases shall transfer to Transferee on the Closing Date. Transferor shall transfer and deliver to Transferee on the Closing Date such keys, lock and safe combinations and other similar items as Transferee shall require to obtain immediate and full occupation and control of the Transferred Assets and Acquired Leases, and shall also make available to Transferee all Books and Records or other documents that are required to be transferred to Transferee by this Agreement. Transferee agrees to pay all costs of removal of Books and Records and will not remove any fixtures from any leased premises which is not an Acquired Lease, unless Transferee restores such premises to a broom clean, undamaged condition.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE TRANSFEROR

                             [INTENTIONALLY OMITTED]


                                    ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF THE TRANSFEREE

     As an inducement to Transferor to enter into this Agreement, Transferee hereby represents and warrants as follows:

     Section 5.1. Organization and Good Standing. Transferee is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite corporate power and authority to own, operate and lease its properties and assets and to conduct its business as they are now being owned, operated, leased and conducted.

     Section 5.2. Power and Authority. Transferee has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery by Transferee of this Agreement and the other Transaction Documents to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of Transferee. This Agreement and each other Transaction Document to which Transferee is a party will constitute upon the mutual execution and delivery thereof the legal, valid and binding obligation of Transferee, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors' rights generally and subject to general principles of equity.

     SECTION 5.3. S-3 Eligibility. Right Start meets the requirements set forth in Section I. A. of Form S-3 under the Securities Act of 1933, as amended.

     For the purposes of this ARTICLE V, the representations and warranties contained herein shall terminate and be of no further force and effect on and after the Closing.

                                   ARTICLE VI

                           COVENANTS OF THE TRANSFEROR

     Each of ZBI, CPI, CDI, NKI, CDLLC and ZBD hereby jointly and severally represents, covenants and agrees, as applicable, that, subject to the effect of the Bankruptcy Case and Orders of the Bankruptcy Court and except as otherwise consented to in writing by the Transferee or as otherwise contemplated by this Agreement, from and after July 10, 2001 until the Closing:

     Section 6.1. Conduct of Business. The Transferor has, through the date hereof, and shall, continue to operate its business in the ordinary course, substantially in the manner as conducted prior to the date hereof.

     SECTION 6.2 Access to the Transferor. The Transferor has, through the date hereof, and shall use reasonable efforts to afford the Transferee and its Representatives reasonable access, upon such prior notice to the Books and Records, files, pleadings, data base, documents, properties, facilities and employees of the Transferor relating to the Business, the Retail Stores or the Transferred Assets, as the Transferee may reasonably request; provided that such reasonable access shall not unduly interfere with Transferor's ongoing business, operations or Bankruptcy Case obligations.

     Section 6.3. Confidentiality. The Transferor has, through the date hereof, and shall, and shall cause each of its Representatives (collectively, the "Transferor Recipients") to keep confidential and not use or disclose to others any proprietary information of or obtained from, the Transferee or its Representatives, to the extent that such proprietary information is not or does not become readily available to the public other than as a result of disclosure by the Transferee or its Representatives or is not required to be disclosed by applicable Law, court order or to the extent necessary in a proceeding before the Bankruptcy Court to consummate this Agreement. Promptly after the Closing or in the event of the termination of this Agreement without a Closing, the Transferor shall, and shall cause each of the other Transferor Recipients to, promptly destroy or return to the Transferee all, and not retain any copies of, such written, recorded or encoded proprietary information. Transferor shall be responsible for any breach of this Section 6.3 by any of the Transferor Recipients and agrees, at its sole expense, to take all reasonable measures (including, without limitation, court proceedings) to restrain the Transferor Recipients from prohibited or unauthorized disclosure or use of such proprietary information.

     Section 6.4 [intentionally omitted]

     SECTION 6.5 [intentionally omitted]

     SECTION 6.6 Notification of Certain Events. The Transferor shall give the Transferee immediate notice of the occurrence of any event or events which constitute a violation of any of the provisions of Article VI.

     SECTION 6.7 [intentionally omitted]

     SECTION 6.8 Conduct of Business. Except as specifically consented to (in each instance) in writing by Transferee in advance (which consent may be withheld in Transferee's sole and absolute discretion), from the date hereof to the Closing Date, Transferor shall not, directly or indirectly:

     (a) Hire and/or fire any employee, consultant or advisor;

     (b) Enter into (i) any financial commitment on behalf of Transferor involving more than $5,000 individually or $50,000 in the aggregate other than purchase orders entered into in the ordinary course consistent with past practice, or (ii) any purchase order in the ordinary course consistent with past practice involving more than $1,000,000 individually or $5,000,000 in the aggregate;

     (c) Increase any compensation or enter into or amend any agreement with any of its employees, advisors or consultants other than as previously required by any written agreement in effect on the Closing Date or any Employee Plan in effect on the Closing Date;

     (d)  Sell,  mortgage,  pledge  or  subject  to Lien any of the  Transferred
Assets;

     (e) Take any actions which are reasonably expected to have a Material Adverse Effect on the Transferred Assets;

     (f) (i) Make or agree to make any loans or advances or guarantee or agree to guarantee any loans or advances to any party whatsoever to the extent such loans, advances or guarantees would be Assumed Liabilities; (ii) cancel, waive or release or agree to cancel, settle, waive or release any debts, rights or claims included in the Transferred Assets against third parties; (iii) sell, assign, pledge, mortgage or otherwise transfer, or suffer any material damage, destruction or loss (whether or not covered by insurance) to, any of the Transferred Assets (except in the ordinary course of the Business); (iv) make a commitment to pay any severance or termination payment to any employee or consultant engaged by Transferor other than as previously required by any written agreement in effect on the date hereof or as required under the terms of this Agreement; (v) amend any material contract, agreement, lease, franchise or permit to which Transferor is a party and which will be transferred to Transferee; or (vi) enter into any other material transactions with respect to the operation of the Transferred Assets or the Business;

     (g) Conduct any sale or otherwise offer discounted merchandise other than in ordinary course of Transferor's business and in a manner that is in accordance with customary industry practice;

     (h) Enter into any arrangement or transaction pursuant to section 546(g)* of the Bankruptcy Code except with Transferee's prior consent; provided that Transferee hereby consents to the transactions contemplated in the Ingram 546(g)* Agreement; or

     (i) Directly or indirectly agree to do any of the foregoing.

     SECTION 6.9 Affirmative Covenants. From the date hereof to the Closing Date, Transferor shall:

     (a) provide Transferee with full and complete access to all of Transferor's books and records, including, but not limited to all books, records, accounts, and other reasonably requested information;

     (b) maintain all liability and other insurance policies of the Transferor consistent with Transferor's historical practices;

     (c) pay when due all accounts payable, bills and invoices relating to the operation of the Business; and

     (d) cooperate with Transferee in making governmental filings in connection with the transaction contemplated by this Agreement.

     SECTION 6.10 GOB Sales. From and after the Closing, the Transferor shall use its best efforts to assist the Transferee in seeking approval of the Bankruptcy Court authorizing Transferee to conduct "going-out-of-business" sales at one or more of the Transferor's Facilities identified on Schedule 6.10 hereto.

                                   ARTICLE VII

                           COVENANTS OF THE TRANSFEREE

     The Transferee hereby covenants and agrees with respect to the following Sections 7.1 through 7.5 that, except as otherwise consented to in writing by the Transferor, from and after the date hereof until the Closing:

     Section 7.1 Confidentiality. The Transferee shall as requested, and shall cause each of its Representatives (collectively, the "Transferee Recipients") to, keep confidential, and not use or disclose to others, any proprietary information of or obtained from the Transferor or its Representatives, to the extent that such proprietary information is not or does not become readily available to the public other than as a result of disclosure by the Transferee or its Representatives or is not required to be disclosed by applicable Law or court order. In the event of the termination of this Agreement without a Closing, the Transferee shall, and shall cause each of the other Transferee Recipients to, promptly destroy or return to the Transferor all, and not retain any copies of, such written, recorded or encoded proprietary information. Transferee shall be responsible for any breach of this Section 7.1 by any of the Transferee Recipients and agrees, at its sole expense, to take all reasonable measures (including, without limitation, court proceedings) to restrain the Transferee Recipients from prohibited or unauthorized disclosure or use of such proprietary information.

     Section 7.2 Notification of Certain Events. The Transferee shall give the Transferor immediate notice of the occurrence of any event or events which constitute a violation of any of the provisions of Articles V or VII.

     SECTION 7.3 Transferee Capital. At Closing, the Transferee shall have equity capital of at least Fifteen Million Dollars ($15,000,000).

     SECTION 7.4 [intentionally omitted]

     SECTION 7.5 Reimbursement of Certain Expenses. Transferee agrees to reimburse the Transferor for all Transferee Allocated Costs incurred by the Transferor either before or after the Closing.

     SECTION 7.6 Registration of the Right Start Shares. Right Start hereby covenants and agrees that in order to enable the resale of the Right Start Shares by the creditors of Transferor or, as applicable, a liquidating trust for the benefit of such creditors or as otherwise contemplated by the Plan, it shall use its best efforts to effect the registration of the Right Start Shares on or before the Effective Date on a Registration Statement and to cause that Registration Statement to remain effective until such resales of such Right Start Shares are completed. Notwithstanding the foregoing, to the extent that the resale of the Right Start Shares as contemplated above may be effected pursuant to a valid exemption from the registration requirements of the Securities Act of 1933, as amended, and Transferor receives a reasonably satisfactory opinion of outside counsel to Transferee to such effect, Right Start shall not be required to effect the contemplated registration of the Right Start Shares.

                                  ARTICLE VIII

                                 RETENTION PLAN

     SECTION 8.1 Retention Escrow Account. On the Closing Date, Transferee agrees to deliver an amount equal to the estimated maximum amount of retention payments which would be due to employees under the Retention Plan, which amount shall be no more than $2,056,739 (the "Retention Fund") to the Retention Escrow Agent to be held in an interest bearing escrow account (the "Retention Escrow Account"). Transferee shall be entitled to receive interest on the Retention Fund PLUS any amounts no longer payable to employees pursuant to the Retention Plan. The Transferee shall, in accordance with the terms of the Retention Plan, cause the Retention Escrow Agent to make the payments to eligible employees on the Retention Plan Payment Date out of the Retention Fund pursuant to the terms of an escrow agreement, substantially in the form as set forth in Exhibit "F" attached hereto and made a part hereof (the "Retention Escrow Agreement").

                                   ARTICLE IX

              CONDITIONS PRECEDENT TO THE TRANSFEREE'S OBLIGATIONS

     The obligations of the Transferee to purchase and accept transfer and delivery of the Transferred Assets and assume the Assumed Liabilities are subject to the satisfaction on or, where appropriate, prior to, the Closing Date, of the following conditions, except to the extent that any such condition may have been waived in writing by the Transferee on or prior to the Closing
Date:

     Section 9.1 [INTENTIONALLY OMITTED].

     Section 9.2 [INTENTIONALLY OMITTED].

     SECTION 9.3 [INTENTIONALLY OMITTED].

     Section 9.4 Deliveries. The Transferor shall have executed and/or delivered to the Transferee, at or prior to the Closing, the following:

     (a) the Transaction Documents;

     (b) Transferor's representation letter to Right Start in connection with the issuance of Right Start Shares in a form agreed to by the parties; and

     (c) such other bills of sale, assignments and instruments of transfer in form and substance satisfactory to the Transferee, as shall be necessary to vest in the Transferee all the Transferor's right, title and interest in, to and under the Transferred Assets and for Transferee's assumption of the Assumed Liabilities.

     Section 9.5 [intentionally omitted]

     SECTION 9.6 [intentionally omitted]

     SECTION 9.7 Final Order. The 363/365 Transaction Approval Order shall have become a Final Order.

                                    ARTICLE X

              CONDITIONS PRECEDENT TO THE TRANSFEROR'S OBLIGATIONS

     The obligations of the Transferor to sell, transfer and deliver the Transferred Assets are subject to the satisfaction on or, where appropriate, prior to the Closing Date, of the following conditions, except to the extent that any such condition may have been waived in writing by the Transferor on or prior to the Closing Date:

     Section 10.1 Truth of Representations and Warranties. The representations and warranties of the Transferee contained in this Agreement or in any of the other Transaction Documents shall be true and correct in all material respects when made and in addition shall be true and correct in all respects at and as of the Closing and with the same effect as though made at and as of the Closing (except as otherwise contemplated by this Agreement).

     Section 10.2 Performance. The Transferee shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement and the other Transaction Documents to be performed or complied with by it at or prior to the Closing.

     Section 10.3 Absence of Litigation. There shall be no Action pending or threatened before any court or other Governmental Authority with respect to the Transferee which seeks to (i) invalidate or set aside, in whole or in part, this Agreement or any of the other Transaction Documents or (ii) restrain, prohibit, invalidate or set aside, in whole or in part, the consummation of the transactions contemplated hereby or thereby.

     Section  10.4  Deliveries.   The  Transferee  shall  have  executed  and/or
delivered to the Transferor, at or prior to the Closing, the following:

     (a) the Closing Proceeds;

     (b) Retention Escrow Agreement;

     (c) the Transaction Documents;

     (d) such certificates of the Chief Executive Officer of the Transferee to evidence compliance with the conditions set forth in Sections 10.1 through 10.4 hereof and any other certificates to evidence compliance with the conditions set forth in this Article X as may be reasonably requested by the Transferor or its counsel; and

     (e) such other agreements, undertakings and instruments of assumption, in form and substance reasonably satisfactory to the Transferor, as shall be necessary to cause the Assumed Liabilities to be binding on the Transferee and such other documents or certificates as shall be reasonably requested by the Transferor or its counsel.

                                   ARTICLE XI

                  CONDITIONS PRECEDENT TO THE TRANSFEROR'S AND

                          THE TRANSFEREE'S OBLIGATIONS

     SECTION 11.1 Bankruptcy Court Orders.

     (a) The Transferor's and the Transferee's obligations to proceed with the Transaction are subject to and conditioned upon the 363/365 Transaction Approval Order becoming a Final Order.

     (b) Nothing in this Section 11.1, or any other section of this Agreement, shall preclude Transferor or Transferee from consummating the transactions contemplated herein prior to the 363/365 Transaction Approval Order becoming a Final Order if the Transferee, in its sole discretion, waives such requirement. No notice of such waiver of this or any other condition to Closing need be given except to Transferor or the Transferee, as explicitly required in this Agreement, it being the intention of the parties hereto that the Transferee shall be entitled to, and shall not waive thereby, the protection of Section 363(m) of the Bankruptcy Code, the mootness doctrine and any similar statute or body of law if the Closing occurs prior to the time that any such order has become a Final Order.

                                   ARTICLE XII

               COVENANTS AND AGREEMENTS SUBSEQUENT TO THE CLOSING

     Section 12.1 Books and Records; Access. Unless otherwise consented to in writing by Representatives of the Transferor, for a period of three (3) years after the Closing Date, the Transferee shall not destroy or otherwise dispose of any original Books and Records in its possession as of the Closing Date relating to the Business or the Transferred Assets prior to the Closing or the Assumed Liabilities without first offering to surrender such Books and Records to the Transferor, and shall maintain such Books and Records in good condition in a reasonably accessible location. During such period and upon reasonable prior notice, the Transferee shall afford the Representatives of the Transferor reasonable access during normal business hours to examine and copy such Books and Records and to Transferee's employees and other Representative's for any reasonable purpose relating to the Business through the date of the conclusion of the liquidation of Transferor's estate.

     Section 12.2 Confidentiality. From and after the Closing, the provisions of Sections 6.3 and 7.1 shall continue in effect; provided that the Transferee shall not be restricted with respect to any proprietary information relating to the Transferred Assets or the Business and the Transferor shall be restricted with respect to such proprietary information as if it had originally been the property of, and been acquired by the Transferor from, the Transferee. Notwithstanding the foregoing, following the Closing, the Transferor shall be entitled to disclose such information as may reasonably be required in connection with its year-end accounting requirements, the preparation of Tax Returns and reports or documents to be filed with any regulatory agency or for any other reasonable purpose, including, without limitation, in connection with tax audits for periods prior to and including the Closing Date.

     Section 12.3 Specific Performance; Injunctive Relief. Each of the parties hereto acknowledges, understands and agrees that any breach or threatened breach by it or any of its Representatives of Sections 6.3 or 7.1, hereof will cause irreparable injury to the other party and that money damages will not provide an adequate remedy therefore. Accordingly, in the event of any such breach or threatened breach, the non-breaching party shall have the right and remedy (in addition to any other rights or remedies available at law or in equity) to have the provisions of such Sections specifically enforced by, and to seek injunctive relief and other equitable remedies in, any court having competent jurisdiction.

     Section 12.4 Further Assurances. In addition to the actions, documents, files, pleadings and instruments specifically required to be taken or delivered by this Agreement or the other Transaction Documents, whether on or before or from time to time after the Closing, and without further consideration, each party hereto shall take such other actions, and execute and/or deliver such other documents, data, pleadings, files, information and instruments, as the other party hereto or its counsel may reasonably request in order to effectuate and perfect the transactions contemplated by this Agreement and the other Transaction Documents, including without limitation, such actions as may be necessary to Transfer to the Transferee and to place the Transferee in possession or control of, all of the rights, properties, assets and businesses intended to be sold, Transferred, conveyed, assigned and delivered hereunder, or to assist in the collection of any and all such rights, properties and assets or to enable the Transferee to exercise and enjoy all rights and benefits of the Transferor with respect thereto.

     Section 12.5 Collection of Payments. Following the Closing Date, except as otherwise provided in this Agreement,

     (a) the Transferee shall hold in trust and forward to the Transferor any payments received by the Transferee related to the Excluded Assets and Transferor shall hold in trust and forward to the Transferee any payments received by the Transferor related to the Transferred Assets, including, but not limited to, any Accounts Receivable, in each case within one (1) week of receipt of any such payment by the Transferee or the Transferor, as the case may be, and

     (b) the Transferee shall promptly deliver to the Transferor any mail or communications received by the Transferee relating to Excluded Assets and Excluded Liabilities and the Transferor shall promptly deliver to the Transferee any mail or other communications received by the Transferor relating to the Transferred Assets or the Assumed Liabilities.

     Section 12.6 Name Change. From and after the Closing Date, the Transferor shall cease use of the corporate name "Zany Brainy, Inc." or any names similar thereto in the transaction of any business which shall not include proceedings before the Bankruptcy Court or filings or dealings with Governmental Authorities or other actions required by Law.

     SECTION 12.7 Payment of Post-Closing Date Case Costs. From and after the Closing Date, Transferee agrees to remit to the Transferor, promptly following the receipt of notice from the Transferor of its payment of any Post-Closing Date Case Costs, funds (specifically including the Evergreen Amount) to be used to pay for Post-Closing Date Case Costs aggregating up to One Million Dollars ($1,000,000) PLUS the amount of any Transferee Allocated Costs incurred on or after the Closing Date; provided that any payment by the Transferor of professional fees is made after Bankruptcy Court approval and after the Transferee had reasonable notice with the opportunity to be heard in connection therewith.

     SECTION 12.8 [intentionally omitted]

     SECTION 12.9 Transitional Services Agreement. From and after the Closing Date through the earlier of the 1st anniversary of the Closing Date or the completion of the claims process in the Bankruptcy Case, Transferee shall allow the Transferor to utilize certain facilities, personal computers, Books and Records and the services of certain employees of Transferee pursuant to the terms and conditions set forth in the an agreement in the form attached as Exhibit "J" hereto between the Transferee and the Transferor dated as of the Closing Date (the "Transitional Services Agreement"). Transferor agrees that all reasonable costs due Transferee pursuant to the Transitional Services Agreement shall be deemed to be Post-Closing Date Case Costs.

     SECTION 12.10 Employee Plans.

     (a) Transferor maintains the plans, insurance contracts and trusts, as listed on Schedule 12.10 (the "Employee Plans"), for the benefit of its "eligible employees," as that term or a similar term is defined in each of the Employee Plans. Effective as of the Effective Time, Transferor hereby transfers and assigns and Transferee hereby assumes and accepts the sponsorship of, and obligations arising under or in connection with, the Employee Plans.

     (b) As of the Effective Time, Transferee is hereby substituted for Transferor as the employer and plan sponsor, pursuant to the terms of the Employee Plans.

     (c) Transferee agrees to amend the Employee Plans, effective as of the Effective Time, by (i) changing all references to Transferor, in the title or text thereof to Transferee, (ii) except as otherwise required by applicable law, covering under the Employee Plans the otherwise eligible employees of Transferor who become employees of Transferee as of the Effective Time and any other otherwise eligible employees thereafter employed by Transferee, as determined by the Transferee, (iii) except as otherwise provided in subsection (i) below, taking all necessary action, including but not limited to amending the Employee Plans to permit Transferor to be a participating employer in each of the Employee Plans, and providing that otherwise eligible employees of Transferor shall be "eligible employees" as that term or similar term is defined in each of the Employee Plans, and (iv) making any other changes necessary or appropriate to effectuate the changes provided for in subparagraphs (a) and (b) above.

     (d) By way of specification and not limitation, Transferee expressly acknowledges its assumption of any and all of Transferor's COBRA obligations arising under or with respect to any of the Employee Plans, whether with respect to employees of Transferor whose employment is terminated as of the Effective Time, or individuals who, as of the Effective Time, are receiving or entitled to receive COBRA benefits, and regardless of whether or not the COBRA qualifying event giving rise to such obligation occurs before, on or after the Effective Time.

     (e) The employment of any employee of Transferor who is employed by Transferee as of the Effective Time shall not be deemed to have been terminated or severed for any purpose under the Employee Plans by reason of the transactions contemplated by this Agreement.

     (f) Transferee shall make, and be solely responsible for, any and all contributions required to made to the Employee Plans on or after the Effective Time related to periods of service occurring on or after the Effective Time.

     (g) With respect to the Dependent Day Care (as defined on Schedule 12.10) reimbursement accounts, Transferee agrees to give credit for any and all deferrals made by eligible employees of Transferor thereunder or contributions made thereto on or after August 1, 2001.

     (h) From and after the Effective Time, Transferor shall establish and maintain a self-insured medical plan for the benefit of its eligible employees that shall contain substantially similar provisions to those set forth in the Zany Brainy Associate Benefit Plan as of the Effective Time.

     (i) From and after the Effective Time, Transferee hereby covenants and agrees to indemnify Transferor with respect to, and be responsible for the payment of, all claims under the plan to be established and maintained by Transferor as described in subsection (h) above.

     (j) Transferee and Transferor, each recognizing it to be in the best interest of the participants and beneficiaries of the Employee Plans that the transactions described in this section be effected in an orderly manner, agree to devote their respective best efforts and to cooperate fully in completing such transactions, and shall take all such actions as may be necessary or desirable in order to effectuate the transfer of the Employee Plans from Transferor to Transferee including, without limitation, obtaining any required consent relating thereto from any and all applicable insurers or other third party service providers.

     12.11 [intentionally omitted]

                                  ARTICLE XIII

                                    SURVIVAL

     The representations and warranties of the parties hereto contained in this Agreement and such covenants and agreements that are to be fully performed prior to the Closing Date shall not survive the Closing hereunder. The covenants and agreements of the parties contained in this Agreement which are not to be fully performed prior to the Closing Date shall survive until fully performed or fulfilled (unless non-compliance with such covenants or agreements is waived in writing by the party or parties hereto entitled to such performance).

                                   ARTICLE XIV

                                   TERMINATION

     Section 14.1 Termination. This Agreement may be terminated at any time prior to the Closing: (a) by the mutual written consent of the Transferee and the Transferor;

     (b) by the non-breaching party upon at least ten (10) days prior written notice, if there shall have been a material breach by the other party of any of the representations, warranties, covenants or other obligations under this Agreement which shall not have been waived by the non-breaching party and the party seeking to terminate hereunder is not in breach of this Agreement;

     (c) by either Transferee or Transferor if the Closing shall not have occurred on or before September 5, 2001 (provided, however, that the right to terminate this Agreement under this Section 14.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date); or

     (d) by either the Transferee or the Transferor if any Governmental Authority having competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the other Transaction Documents.

     Section 14.2 Effect of Termination. In the event of any termination of this Agreement prior to the Closing, as between the Transferor and the Transferee, such termination shall be the sole remedy, and, except with respect to Section 6.3, Section 7.1, this Section 14.2, Section 15.1, Section 15.2, Section 15.5 and Sections 15.7 through 15.11 hereof, (i) this Agreement shall forthwith become void, (ii) there shall be no liability on the part of the Transferor, the Transferee or any of their respective Representatives; provided, however, in the event of the termination of this Agreement pursuant to Section 14.1(a) or 14.1(d) and as to 14.1(b) or 14.1(c), except where Transferee is in breach of any of the Transactional Documents, Transferor and Transferee shall instruct the Escrow Agent to deliver the Deposits, plus interest thereon to Transferee; provided further however, that in the event of the termination of this Agreement other than as contemplated by the preceding proviso, Transferor and Transferee shall instruct the Escrow Agent to deliver the Deposits, plus interest thereon to Transferor.

     SECTION 14.3 Escrowed Funds. Except as expressly set forth in this Agreement or any other Transaction Document, the disbursement or other disposition of the Escrowed Funds shall occur at Closing and will offset the cash amounts then due from Transferee.

                                   ARTICLE XV

                                  MISCELLANEOUS

     Section 15.1 Public Announcements. Except as required by applicable Law or any Governmental Authority with competent jurisdiction, prior to the Closing, none of the parties hereto, nor their Representatives, shall issue any press release or make any public announcement or disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed.

     Section 15.2 Amendment; Waiver. Neither this Agreement, nor any of the terms or provisions hereof, may be amended, modified, supplemented or waived except by a written instrument signed by all of the parties hereto (or, in the case of a waiver, by the party granting such waiver). No waiver of any of the terms or provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other term or provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. No failure of a party hereto to insist upon strict compliance by another party hereto with any obligation, covenant, agreement or condition contained in this Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party hereto, such consent shall be given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 15.2.

     Section 15.3 Fees and Expenses. Except as otherwise expressly provided in this Agreement or any other Transaction Document, each of the parties hereto shall bear and pay all fees, costs and expenses incurred by it or any of its Affiliates in connection with the origin, preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby (whether or not such transactions are consummated).

     Section 15.4 Notices.

     (a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and mailed or facsimiled or delivered by hand or courier service:

     (i) If to the Transferor, to:

                                    Zany Brainy, Inc.
                                    2520 Renaissance Avenue
                                    King of Prussia, PA 19406
                                    Fax:  (610) 278-7805
                                    Attention:  Thomas Vellios

                                    With a copy to:

                                    Morgan, Lewis & Bockius LLP
                                    1701 Market Street
                                    Philadelphia, PA  19103
                                    Fax: (215) 963-5299
                                    Attention:  Michael A. Bloom, Esq.

     (ii) If to the Transferee, to:

                                    c/o The Right Start, Inc.
                                    26610 Agoura Road
                                    Suite 250
                                    Calabasas, CA  91302
                                    Attention: Jerry Welch
                                    Fax: (818) 735-7242

                                    With a copy to:

                                    Levene, Neale, Bender, Rankin & Brill LLP
                                    1801 Avenue of the Stars
                                    Suite 1120

                                    Attention: David Levene, Esq.
                                    Fax: (310) 229-1244

                                    With a copy to:

                                    Fulbright & Jaworski L.L.P.
                                    865 S. Figueroa Street
                                    29th Floor
                                    Los Angeles, CA  90017-2576
                                    Attention: Victor Hsu, Esq.
                                    Fax: (213) 680-4518

     (iii) If to the Committee of Unsecured Creditors, to:

                                    Traub, Bonacquist & Fox LLP
                                    655 Third Avenue
                                    New York, NY  10017
                                    Fax:  (212) 476-4787
                                    Attention: Paul Traub, Esq.

     (b) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 15.4 (i) if delivered personally against proper receipt or by confirmed facsimile transmission shall be effective upon delivery and (ii) if delivered (A) by certified or registered mail with postage prepaid shall be effective five (5) Business Days or (B) by Federal Express or similar courier service with courier fees paid by the sender, shall be effective two (2) Business Days following the date when mailed or couriered, as the case may be. Any party hereto may from time to time change its address for the purpose of notices to such party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

     Section 15.5 Assignment. This Agreement and all of the terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Prior to the Effective Time, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Transferor or the Transferee. Any assignment made in contravention of the terms of this Section 15.5 shall be void ab initio.

     Section 15.6 Governing Law; Consent to Jurisdiction.

     (a) This Agreement and the legal relations among the parties hereto shall be governed by and interpreted in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

     (b) Until the entry of an order either closing or dismissing the Bankruptcy Case, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court in the District of Delaware office.

     (c) After the entry of an order either closing or dismissing the Bankruptcy Case, each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of any California state or federal court sitting or located in the county of Los Angeles (a "California Court") in any Action arising out of or relating to this Agreement or the other Transaction Documents, and each such party hereby irrevocably agrees that all claims in respect of such Action shall be heard and determined in such California Court. Each party, to the extent permitted by applicable Laws, hereby expressly waives any defense or objection to jurisdiction or venue based on the doctrine of forum non conveniens, and stipulates that any California Court shall have in personam jurisdiction and venue over such party for the purpose of litigating any dispute or controversy between the parties arising out of or related to this Agreement or the other Transaction Documents. In the event any party shall commence or maintain any Action arising out of or related to this Agreement in a forum other than a California Court, the other party shall be entitled to request the dismissal or stay of such Action, and each such party stipulates for itself that such Action shall be dismissed or stayed. To the extent that any party to this Agreement has or hereafter may acquire any immunity from jurisdiction of any California Court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, each such party hereby irrevocably waives such immunity.

     (d) After the entry of an order either closing or dismissing the Bankruptcy Case, each party irrevocably consents to the service of process of any of the California Courts in any such Action by any means permitted by the rules applicable in such California Court including, if permissible, personal delivery of the copies thereof or by the mailing of the copies thereof by certified mail, return receipt requested, postage prepaid, to it as its address specified in accordance with Section 15.4 above, such service to become effective upon the earlier of (i) the date ten (10) calendar days after such mailing or (ii) any earlier date permitted by applicable Law.

     SECTION 15.7 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER

INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.7.

     Section 15.8 Entire Agreement. This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, between the parties hereto, their respective Affiliates or any of the Representatives of any of them with respect thereto. There are no agreements, covenants or undertakings with respect to the subject matter of this Agreement and the other Transaction Documents, other than those expressly set forth or referred to herein or therein, and no representations or warranties of any kind or nature whatsoever, express or implied, are made or shall be deemed to be made herein by the parties hereto, except those expressly made in this Agreement and the other Transaction Documents.

     Section 15.9 Severability. Each term and provision of this Agreement constitutes a separate and distinct undertaking, covenant, term and/or provision hereof. In the event that any term or provision of this Agreement shall be determined to be unenforceable, invalid or illegal in any respect, such unenforceability, invalidity or illegality shall not affect any other term or provision hereof, but this Agreement shall be construed as if such unenforceable, invalid or illegal term or provision had never been contained herein. Moreover, if any term or provision of this Agreement shall for any reason be held to be excessively broad as to time, duration, activity, scope or subject, the parties request that it be construed, by limiting and reducing it, so as to be enforceable to the fullest extent permitted under applicable Law.

     Section 15.10 No Third Party Beneficiaries. Except as and to the extent otherwise provided herein, nothing in this Agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any Person other than the parties hereto and their respective successors and permitted assigns.

     Section 15.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

     Section 15.12 Right Start Guarantee. Right Start hereby guarantees to and for the benefit of Transferor the prompt payment, satisfaction and/or performance of each of Transferee's obligations hereunder in accordance with the terms and conditions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

                             ZB Company, Inc.
                             a Delaware Corporation



                             By:   /s/ Raymond P. Springer
                             Name:     Raymond P. Springer
                             Title:    Vice President, Secretary & Treasurer


                            The Right Start, Inc.
                            a California Corporation



                            By:   /s/ Raymond P. Springer
                            Name:     Raymond P. Springer
                            Title:    Executive Vice President & CFO

ZANY BRAINY, INC.,
as Debtor and Debtor-in Possession



By: /s/ Thomas G. Vellios
ZANY BRAINY DIRECT LLC
as Debtor and Debtor-in- Possession


By: Zany Brainy, Inc.,
       its Sole Member


By: /s/ Thomas G. Vellios
Name: Thomas G. Vellios
Title: President and Chief Executive Officer


CHILDREN'S DEVELOPMENT INC.,
as Debtor and Debtor-in Possession


By: /s/ Daniel J. Kaufman
Name: Daniel J. Kaufman
Title: Vice President


CHILDREN'S DISTRIBUTION, LLC.,
as Debtor and Debtor-in Possession


By: Zany Brainy, Inc., its Sole Member



By: /s/ Thomas G. Vellios
Name: Thomas G. Vellios
Title:  President and Chief Executive Officer

CHILDREN'S PRODUCTS, INC.,
as Debtor and Debtor-in Possession




By: /s/ Daniel J. Kaufman
Name: Daniel J. Kaufman
Title: Vice President




NOODLE KIDOODLE, INC.,
as Debtor and Debtor-in Possession


By: /s/ Thomas G. Vellios
Name: Thomas G. Vellios
Title:  President

                         LIST OF EXHIBITS AND SCHEDULES

                  Exhibit A              Assigned Contracts

                  Exhibit B              Form of Assignment Agreements

                  Exhibit C              Employment Agreements

                  Exhibit D              Retention Plan

                  Exhibit E              [INTENTIONALLY OMITTED]

                  Exhibit F              Form of Retention Escrow Agreement

                  Exhibit H              Master Sublease Agreement

                  Exhibit I              Operating Agreement

                  Exhibit J              Form of Transitional Services Agreement

                  Exhibit K              363/365 Transaction Approval Order

                  Schedule 1.1           Accrual Categories

                  Schedule 2.1(d)        Equipment and Other Personalty

                  Schedule 2.1(e)        Intangible Assets

                  Schedule 2.3(g)        Transferee Subleases

                  Schedule 6.10          GOB Locations

                  Schedule 12.10(a)      Benefit Plans